Exhibit (g)(2)(v)

MAINSTAY FUNDS TRUST

November 21, 2019

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02210

Attention: MainStay Group of Funds Client Manager

Re: MainStay Funds Trust (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established two new series of shares to be known as the MainStay CBRE Global Infrastructure Fund and MainStay CBRE Real Estate Fund effective December 18, 2019.

In accordance with Section 2, the Delegation of Authority to Act as Foreign Custody Manager provision, of the Amended and Restated Master Delegation Agreement dated as of January 1, 2011, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Trust hereby requests that State Street act as Custodian for the new Funds under the terms of the Agreement. In connection with such request, the undersigned Trust hereby confirms, as of the date hereof, its representations and warranties set forth in Section 3 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the MainStay Funds and retaining one for your records.

Sincerely,

MAINSTAY FUNDS TRUST

By:	/s/ Kirk C. Lehneis
Name:	Kirk C. Lehneis
Title:	President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: December 18, 2019